UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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ALTISOURCE ASSET MANAGEMENT CORPORATION
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October 6, 2021
Dear Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Altisource Asset Management Corporation, a U.S. Virgin Islands corporation (the “Company”). The meeting will be held via live webcast on Tuesday, November 2, 2021 at 8:30 a.m., Atlantic Standard Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AAMC2021, where you will be able to listen to the meeting live and vote online. Please note that you will not be able to attend the virtual Annual Meeting in person. We have chosen to hold a virtual meeting rather than an in-person meeting due to the continuing public health impact of the COVID-19 pandemic. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.
It is very important that you be represented at the Annual Meeting regardless of the number of shares you own. We urge you to promptly complete and return your proxy card prior to the Annual Meeting in one of the manners described in the accompanying materials even if you plan to attend the live webcast of the Annual Meeting. This will not prevent you from voting online but will ensure that your vote is counted if you are unable to attend.
Your support of and interest in the Company is sincerely appreciated.
Sincerely,
/s/ Thomas K. McCarthy
Thomas K. McCarthy
Interim Chief Executive Officer

ALTISOURCE ASSET MANAGEMENT CORPORATION
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820
NOTICE OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 2, 2021
NOTICE
The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Altisource Asset Management Corporation (the “Company”) will be held via live webcast on Tuesday, November 2, 2021 at 8:30 a.m., Atlantic Standard Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AAMC2021AM, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at approximately 8:15 a.m., Atlantic Standard Time. Please note that you will not be able to attend the Annual Meeting in person.
PURPOSE
1.
To consider and vote upon the election of three (3) nominees to the board of directors of the Company (the “Board of Directors”) to serve until the 2022 annual meeting of stockholders and/or until their successors are duly elected and qualified;

2.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP to be the Company's independent registered public accounting firm for the year ending December 31, 2021;
3.	To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this Proxy Statement;
4.	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.
PROCEDURES
•	Our Board of Directors has fixed the close of business on October 4, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.
•	Only stockholders of record at the close of business on the record date will be entitled to receive notice of and vote at the Annual Meeting.
•
The proxy statement for our Annual Meeting will be made available on or about October 6, 2021 on our website at www.altisourceamc.com under the section entitled “Stockholders – Financial Information.” The Annual Report on Form 10-K for the year ended December 31, 2020 was filed with the Securities and Exchange Commission (“SEC”) on March 3, 2021, and an amendment to the Annual Report on Form 10-K/A for the year ended December 31, 2020 with Part III information was filed with the SEC on April 30, 2021, and each has been posted on our website at www.altisourceamc.com under the section entitled “Stockholders”. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the 16 digit Control Number found on your Beneficial Notice Card or on your Proxy Card in the space provided.

By Order of the Board of Directors,
/s/ Kevin F. Sullivan
Kevin F. Sullivan
Corporate Secretary
October 6, 2021
Christiansted, United States Virgin Islands

ALTISOURCE ASSET MANAGEMENT CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
General Information
We have made this proxy statement (“Proxy Statement”) available to you on or about October 6, 2021 as a holder of common stock of Altisource Asset Management Corporation, a U.S. Virgin Islands corporation (“we,” “us,” “our,” “AAMC” or the “Company”), because our board of directors (the “Board of Directors” or “Board”) is soliciting your proxy to be used at our 2021 Annual Meeting of Stockholders and at any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held via live webcast on Tuesday, November 2, 2021 at 8:30 a.m., Atlantic Standard Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AAMC2021AM, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at approximately 8:15 a.m., Atlantic Standard Time. Please note that you will not be able to attend the virtual Annual Meeting in person.
At the Annual Meeting, our stockholders will be asked to consider and vote upon (1) the election of three (3) directors to serve until the 2022 annual meeting of stockholders and/or until their successors are duly elected and qualified, (2) the ratification of the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2021, and (3) the approval, on an advisory basis, the compensation of the Company’s named executive officers (“NEOs”), as disclosed in this Proxy Statement.
If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their discretion on such matters.
Proxies to be exercised at the Annual Meeting are being solicited by and on behalf of our Board. Our directors, officers, employees and other agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile or other personal contact. We will bear the cost of the solicitation of proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.
Explanatory Note
We are a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to provide in this proxy statement certain scaled disclosures permitted under the Exchange Act for smaller reporting companies.
Proxy Materials
On or about October 6, 2021, we will mail the proxy materials consisting of this Proxy Statement, the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2020 (together with our Form 10-K/A, the “2020 Annual Report”). We also expect our proxy documents to be made available to stockholders on or about October 6, 2021 though the “Stockholders” link on our website at www.altisourceamc.com or through www.proxyvote.com. Our 2020 Annual Report was filed with the SEC and made available on our website on March 3, 2021, and the amendment to our 2020 Annual Report on Form 10-K/A for the year ended December 31, 2020 was filed with the SEC and made available on our website on April 30, 2021.
Stockholders of Record. If your shares are registered in your own name, you will receive a full set of the proxy documents in the mail. As a stockholder of record, you have the right to vote at the Annual Meeting via the virtual meeting website or to be represented by proxy at the Annual Meeting. The Company has enclosed a proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the proxy card.
Beneficial Stockholders. If your shares are not registered in your name, you should receive proxy materials and a voting instruction form from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.
Voting Procedures
If you plan to attend the Annual Meeting at www.virtualshareholdermeeting.com/AAMC2021AM, you may vote by completing and returning your proxy by mail or by using the Internet or telephone. You may submit your proxy by mail by marking your vote on the enclosed proxy card, then following the instructions on the card. To submit your proxy using the Internet or by telephone, see the instructions on the proxy card and have the proxy card available when you access the Internet website or place your telephone call. If you are authorizing a proxy to vote your shares over the Internet or by telephone, you will need to provide the control number that is printed on the proxy card that you receive.
If you are the beneficial owner of shares held in “street name” by a bank or broker and wish to vote at the virtual Annual Meeting, you will need to provide the control number that is printed on the proxy card that you receive when you attend the Annual Meeting via the virtual meeting website.
Even if you plan to attend the virtual Annual Meeting, we recommend that you authorize a proxy to vote your shares in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
How a Proxy Works
All valid proxies received prior to the meeting will be voted in accordance with your instructions on the proxies, unless such proxies previously have been revoked. If you submit a proxy card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:
•	“FOR” each of the three (3) nominees for director listed in this Proxy Statement (Proposal One);
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal Two); and
•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement (Proposal Three)
With regard to any other business that properly comes before the Annual Meeting, each proxy received will be voted in the discretion of the persons appointed as proxies.
By returning a signed proxy card by mail or by duly submitting a proxy by Internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the proxy card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority of the votes cast.
How to Revoke your Proxy
A registered stockholder who has returned a proxy card may revoke it at any time before it is exercised at the Annual Meeting by:
•	prior to the start of the Annual Meeting, filing a written notice of revocation with our Corporate Secretary at the following address:
Kevin F. Sullivan, Corporate Secretary
Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820
•	submitting a new, properly executed proxy bearing a later date;
•	voting again via the Internet or telephone; or
•
attending the Annual Meeting via the virtual meeting website and voting at the meeting. Attending the live webcast of the Annual Meeting will not, by itself, revoke a properly executed proxy; you must vote at the Annual Meeting online via the virtual meeting website.

If your shares are held by a bank or broker and you have instructed such bank or broker to vote your shares, you must follow directions received from your bank or broker to change your voting instructions or revoke your proxy.

Who May Vote
You are entitled to vote at the Annual Meeting or any postponement or adjournment thereof if you are a holder of record of our common stock at the close of business on October 4, 2021, the record date for the Annual Meeting. At the close of business on October 4, 2021, there were 2,055,561 shares of common stock issued, outstanding and able to be voted (which excludes 1,360,980 treasury shares held by the Company that are not entitled to vote at the Annual Meeting). Each share of our common stock is entitled to one (1) vote at the Annual Meeting on all matters properly presented, other than the Company’s treasury shares. Abstentions and broker “non-votes” will be treated as present for purposes of a quorum.
We are commencing our solicitation of proxies on or about October 6, 2021, and we will continue to solicit proxies until the date of the Annual Meeting.
Quorum and Voting Information
The presence at the Annual Meeting of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes,” if any, will be treated as present for purposes of determining the presence of a quorum.
If you are the beneficial owner of shares held in “street name” by a bank or broker, your bank or broker, as the record holder of the shares, must vote those shares in accordance with your instructions. Generally, in an uncontested election, and in accordance with the rules of the NYSE American exchange (the “NYSE American”), certain matters submitted to a vote of stockholders are considered by the NYSE American to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. However, when a beneficial owner of shares held by a bank, broker or other nominee fails to provide the record holder with voting instructions, and such organization lacks the discretionary voting power to vote those shares with respect to a particular “non-routine” proposal, a “broker non-vote” occurs.
To vote your shares, you will need to follow the directions your bank, brokerage firm or other nominee provides you. You should instruct your bank, brokerage firm or other nominee to vote your shares by following the voting instructions provided by your bank, brokerage firm or other nominee. Please contact your bank, brokerage firm or other nominee for further information.
Proposal One – Election of Directors: Assuming a quorum, the proposal to elect each of the three (3) nominees for director requires the affirmative vote of a majority of the votes cast on the proposal. You may vote “FOR” a nominee, “AGAINST” a nominee or “ABSTAIN” with respect to a nominee. Cumulative voting in the election of directors is not permitted.
Neither broker “non-votes” nor abstentions will have an effect with regard to the election of any nominee.
Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm: Assuming a quorum, the proposal to ratify the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative vote of a majority of the votes cast on the proposal. You may vote “FOR”, “AGAINST”, or “ABSTAIN” on Proposal Two.
Abstentions will not have an effect with regard to the foregoing Proposal Two. Because your broker or other nominee is entitled to vote your shares with respect to Proposal Two, even if instructions are not received from you, there will be no broker “non-votes” with respect to Proposal Two.
Proposal Three – Approval, on an advisory basis, of the Compensation of the Company’s NEOs: Assuming a quorum, the proposal to approve the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast on the proposal. You may vote “FOR”, “AGAINST”, or “ABSTAIN” on Proposal Three.
Neither broker “non-votes” nor abstentions will have an effect with regard to the foregoing Proposal Three.

The below table summarizes the voting requirements to each of the proposals in this Proxy Statement:
Proposal		Vote Required
1.	Election of the three (3) nominees for director	Majority of the votes cast
2.	Ratification of the appointment of Ernst & Young LLP	Majority of the votes cast
3.	Approval of executive compensation on an advisory basis	Majority of the votes cast
Board Recommendation
The Board recommends that you vote as follows:
•	“FOR” each of the three (3) nominees for director listed in this Proxy Statement (Proposal One);
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal Two);
•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement (Proposal Three); and
Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendation.

ELECTION OF DIRECTORS
(Proposal One)
Our Amended and Restated Bylaws provide that our Board of Directors shall consist of no less than three (3) members with the exact number to be determined by vote of a majority of the Board of Directors. As of October 4, 2021, our Board of Directors consisted of three (3) members.
The three (3) nominees listed below for election as directors at the Annual Meeting have been recommended by our Nomination/Governance Committee and nominated by our Board of Directors to serve on the Board of Directors until the 2022 annual meeting of stockholders and/or until their successors are duly elected and qualified. Assuming a quorum, each of the three (3) nominees for director will be elected as directors if they receive a majority of the votes cast in person or by proxy at the meeting.
The Nomination/Governance Committee and our Board has nominated John P. de Jongh, Jr. to continue to serve as our interim Chairman of the Board. The Board of Directors has nominated each of Messrs. Byrd, Engerman and Governor de Jongh to continue to serve as directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.
If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by our Board. At this time, our Board knows of no reason why any of the nominees would not be able or willing to serve as director if elected.
Nominees for Director1
The following table sets forth certain information concerning our nominees for director:
Name	Age	Director Since	Audit Committee(1)	Compensation Committee(1)	Nomination/ Governance Committee(1)
Ricardo C. Byrd	73	2015	X	X	X(2)
John A. Engerman	51	2019	X	X(2)	X
John P. de Jongh, Jr.	63	2016	X(2)	X	X
(1)	Expected Committee membership following the 2021 Annual Meeting.
(2)	Expected Committee Chair following the 2021 Annual Meeting.
The principal occupation for at least the last five (5) years and additional biographical information of each nominee for director of AAMC is set forth below.
Ricardo C. Byrd. Mr. Byrd was elected to our Board of Directors in June 2015. Mr. Byrd has served as the Executive Director of the National Association of Neighborhoods (“NAN”), one of the nation’s largest and oldest multi-issue membership associations of grass-roots neighborhood organizations, since 1995, and from 1982 to 1994, served as Federal FTA Project Manager for NAN. He has over thirty years of management experience in directing grass-roots programs. On America’s social and economic development challenges, he has served as a public policy catalyst, a community outreach strategist and resource person to the White House, Congressional, state and local government officials, corporations and neighborhood leaders. Mr. Byrd is a native Washingtonian, educated in the District of Columbia Public Schools, and holds a Bachelor of Arts degree from Howard University.
Mr. Byrd’s diverse experience will further enable the Company to consider other client opportunities and their related benefits.
John A. Engerman. Mr. Engerman was elected to our Board of Directors in June 2019. Since 2019, Mr. Engerman has been Chief Executive Officer and Chairman of The Strategy Group VI, a professional services firm in St. Thomas, and has continued to serve in that role since March 2020 following its acquisition of BDO USVI, LLC (“BDO USVI”), a full-service accounting and advisory services firm located in St. Thomas, USVI. From July 2016 to March 2020, Mr. Engerman was Managing Partner of BDO USVI. From 2017 to 2018, Mr. Engerman served as the Territorial Campaign Manager for the successful Albert Bryan and Tregenza Roach
[1]	To be confirmed by directors.

Gubernatorial Team for the U.S. Virgin Islands. From January 2014 to June 2016, Mr. Engerman was Executive Vice President, Finance & Planning for International Capital & Management Company, a finance and analytics firm located in St. Thomas, USVI. From February 2001 to January 2014, Mr. Engerman was a Managing Member of ARI Group, LLC, a government and business advisory firm located in Fort Washington, MD. Mr. Engerman commenced his career in various accounting, auditing and advisory roles for PricewaterhouseCoopers, Ernst & Young and Capgemini (now part of Ernst & Young). Mr. Engerman also served for five years in the United States Navy. Mr. Engerman holds a Bachelor degree in Business Administration – Accounting from Howard University in Washington, DC and is a Certified Public Accountant.
Mr. Engerman brings extensive finance and accounting experience to the Board that enables him to provide valuable insight to the Audit Committee and guidance to the Board in overseeing the financial reporting and accounting aspects of our business.
John P. de Jongh, Jr. John P. de Jongh, Jr., the former Governor of the United States Virgin Islands, was appointed to our Board of Directors in December 2016. Governor de Jongh currently is the Managing Member of Chilmark Advisory, LLC (“Chilmark”), a U.S. Virgin Islands-based financial advisory firm. From January 2007 to January 2015, Governor de Jongh served two terms as the Governor of the U.S. Virgin Islands, during which he led the Territory through the difficult economic periods following the financial crisis of 2008, ensured Government access to capital markets, negotiated public-private initiatives with cruise lines and rum producers and implemented capital investment projects for St. Croix, St. Thomas and St. John including roads, housing and broadband ‘middle mile’. From 2003 to 2006, Governor de Jongh served as the Managing Member of Chilmark in the same capacities as his current position, with engagements in Barbados, the British Virgin Islands, Dominica and Saint Lucia. From 1996 to 2002, Governor de Jongh served as President, Chief Operating Officer and a member of the board of directors of Lockhart Companies Incorporated, a holding company with ownership of commercial real estate, insurance companies and specialty financial services in the U.S. Virgin Islands, the British Virgin Islands and Turks & Caicos and Caribbean region. He also served three terms as the President of the St. Thomas-St. John Chamber of Commerce and the Community Foundation of the Virgin Islands, a philanthropic organization focused on children and families. From 1993 to 1995, he was a Senior Managing Consultant for Public Financial Management, Inc., a municipal advisory firm, where he implemented five-year strategic plans for the cities of Philadelphia, PA, New Haven, CT and Washington, DC. Prior to 1993, Governor de Jongh served in multiple capacities for the Government of the U.S. Virgin Islands, including Commissioner of Finance, Director of Finance for the Virgin Islands Finance Authority, Executive Assistant to the Governor and Chairman of the Virgin Islands Water and Power Authority, and was a Vice President for The Chase Manhattan Bank, N.A., responsible for consumer and small business lending in the U.S. Virgin Islands, the British Virgin Islands and St. Maarten, Netherland Antilles. Governor de Jongh received his Bachelor of Arts in Economics from Antioch College.
Governor de Jongh’s substantial political and business experience in the U.S. Virgin Islands, as well as his financial and real estate-related experience in general, bring strong targeted knowledge to our Company and drive a diverse and local understanding to our Board of Directors for the jurisdiction in which we are located.
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Meetings of the Board of Directors
The Board plays an active role in overseeing management and representing the interests of the stockholders. Directors are expected to attend all meetings of the Board and the meetings of committees on which they serve. Directors are also consulted for advice and counsel between formal meetings. Our current Board held seventeen (17) meetings in 2020. Each incumbent director attended at least 75% of the aggregate of (1) the total number of Board meetings in 2020 held during the period for which they were a director and (2) the total number of meetings in 2020 of all committees of our Board on which the director served during the periods they served. The Board also regularly held executive sessions of the independent directors. We do not have a formal policy regarding director attendance at the Annual Meetings of Stockholders. However, all of the incumbent members of our Board attended our 2020 Annual Meeting of Stockholders.
Independence of Directors
Our Corporate Governance Guidelines provide that our Board must be comprised of a majority of directors who qualify as independent directors under the standards of the New York Stock Exchange (the “NYSE”), which governs the NYSE American where our common stock is listed.
Our Board annually reviews the direct and indirect relationships that we have with each director. The purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. Only those directors who are determined by our Board to have no material relationship with the Company are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NYSE rules and law. Our current Board has determined that Messrs. Byrd, Engerman, and Governor de Jongh are independent directors and were independent directors for their full 2020-2021 service year.
Board Leadership Structure
Our Board has historically combined the positions of Chairman and Chief Executive Officer. Until his termination for cause in April 2021, Indroneel Chatterjee served as Chairman of the Board and Chief Executive Officer of AAMC, and our Board of Directors’ leadership structure consisted of a Chairman, a Lead Independent Director elected by the independent directors, and independent directors as our three Committee Chairs. Following Mr. Chatterjee’s termination, our Lead Independent Director, Governor de Jongh, assumed the role of interim Chairman, and our Board consists entirely of independent directors.
Committees of the Board of Directors
Our Board has established the following standing committees: an Audit Committee, a Compensation Committee and a Nomination/Governance Committee. Each of our Audit Committee charter, Compensation Committee charter and Nomination/Governance Committee charter is available on our website at www.altisourceamc.com. A brief description of these committees is provided below.
Audit Committee. The Audit Committee of our Board oversees the relationship with our independent registered public accounting firm, reviews and advises our Board with respect to reports by our independent registered public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters and the review of the scope and results of the annual audit conducted by the independent registered public accounting firm.
The members of the Audit Committee since October 2020 have been Governor de Jongh, and Messrs. Byrd and Engerman. Governor de Jongh has served as the Chair of the Audit Committee since May 2018. Upon election of the proposed directors, Governor de Jongh will continue to serve as the Chair of the Audit Committee, and each of Mr. Byrd and Mr. Engerman will continue to serve as a member of the Audit Committee. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NYSE listing standards. Our Board has determined that, throughout the 2020-2021 service year, all members of our Audit Committee are, and have been, “financially literate” as defined in SEC rules. Our Board has also determined that each of Mr. Engerman and Governor de Jongh qualifies as an “audit committee financial expert” as that term is defined in SEC rules.

Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. The Audit Committee reviews and approves its charter on a periodic basis. The Audit Committee also evaluates its performance under its charter periodically and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The Audit Committee met seven (7) times in 2020.
Compensation Committee. The Compensation Committee of our Board oversees our Board and employee compensation and employee benefit plans and practices. The Compensation Committee also evaluates and makes recommendations to our Board for human resource and compensation matters relating to our NEOs. With respect to all officers and employees of the Company other than the Chief Executive Officer, the Compensation Committee reviews with the Chief Executive Officer and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to stockholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board. The Compensation Committee has authority for the administration of awards under AAMC’s 2020 Equity Incentive Plan (the “2020 Equity Plan”). The Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities at our expense. The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Compensation Committee requests.
The members of the Compensation Committee in 2020 were Messrs. Byrd, Engerman and Governor de Jongh, with Mr. Engerman serving as the Chair of the Compensation Committee since June 2019. Upon the election of the proposed directors, Mr. Engerman will continue to serve as the Chair of the Compensation Committee, and each of Mr. Byrd and Governor de Jongh will continue to serve as Compensation Committee members. Each member of the Compensation Committee is independent as defined by NYSE listing standards. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience.
Our Compensation Committee operates under a written charter approved by our Board, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. The Compensation Committee reviews and approves its charter on a periodic basis. The Compensation Committee also evaluates its performance under its charter periodically and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The Compensation Committee met seven (7) times in 2020.
Nomination/Governance Committee. The Nomination/Governance Committee of our Board makes recommendations to our Board of individuals qualified to serve as directors and committee members for our Board; advises our Board with respect to Board composition, procedures and committees; develops and recommends to the Board a set of corporate governance principles and oversees the evaluation of our Board and our management.
The members of the Nomination/Governance Committee since October 2020 were Messrs. Byrd, Engerman, and Governor de Jongh. Mr. Byrd has served as the Chair of the Nomination/Governance Committee since May 2017. Upon the election of the proposed directors, Mr. Byrd will continue to serve as Chair of the Nomination/Governance Committee, and each of Mr. Engerman and Governor de Jongh will continue to serve as members of the Nomination/Governance Committee. Each member of our Nomination/Governance Committee is independent as defined in the NYSE listing standards.
Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. The Nomination/Governance Committee reviews and approves its charter on a periodic basis. The Nomination/Governance Committee also evaluates its performance under its charter periodically and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The Nomination/Governance Committee met two (2) times in 2020.

It is the policy of our Nomination/Governance Committee to consider candidates for director recommended by our stockholders. In evaluating all nominees for director, our Nomination/Governance Committee will take into account the applicable requirements for directors under the Exchange Act and NYSE listing standards. In addition, our Nomination/Governance Committee will take into account AAMC’s best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors.
The Nomination/Governance Committee will consider diversity when it recommends director nominees to the Board of Directors, viewing diversity in an expansive way to include not only race, color, sex, sexual orientation and national origin, but also differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee will consider diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of our business environment when recommending director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. The Nomination/Governance Committee will periodically review the skills and attributes of Board members within the context of the current make-up of the full Board as the Nomination/Governance Committee deems appropriate.
The Nomination/Governance Committee will regularly assess the appropriate size of the Board and whether any vacancies on the Board are anticipated. Various potential candidates for director will then be identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board, professional search firms, stockholders or industry sources.
In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board. The Board will determine the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should a stockholder recommend a candidate for director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee.
A stockholder who wants to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board can do so by writing to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. The recommendation should provide each proposed nominee’s name, biographical data and qualifications. The recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director.
Corporate Governance Guidelines
The Corporate Governance Guidelines adopted by our Board provide guidelines for us and our Board to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as director qualification standards, Board and committee composition, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance appraisal of the Board.
Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board. Our Corporate Governance Guidelines are available on our website at www.altisourceamc.com and are available to any stockholder who requests them by writing to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.
Executive Sessions of Non-Management Directors
To the extent there are management directors, non-management directors meet in executive session without management representatives periodically.

Communications with Directors
If you desire to contact our Board or any individual director regarding AAMC, you may do so by mail addressed to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. All stockholder communications received in writing will be distributed to our full Board if addressed to the full Board or to individual directors if addressed to any of them individually.
Code of Ethics
We adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and employees (including our principal executive officer). We also adopted a Code of Ethics for Senior Financial Officers that applies to our principal financial officer and principal accounting officer. Any waivers from the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board or the Audit Committee and will be subsequently disclosed when and how required by SEC or applicable exchange rules. Our Nomination/Governance Committee reviews our Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers periodically and, if necessary, recommends changes to our Board. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisourceamc.com and are available to any stockholder who requests a copy by writing to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC or exchange rules, will either be posted on our website at www.altisourceamc.com or otherwise disclosed in accordance with such rules.
Risk Management and Oversight Process
Our Board and each of its committees are involved with the oversight of the Company’s risk management.
The Board and the Audit Committee monitor AAMC’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.
In its periodic meetings with the external auditors, the Audit Committee discusses the external audit scope, the external auditors’ responsibility under the Standards of the Public Company Accounting Oversight Board (“PCAOB”), accounting policies and practices and other required communications. In addition, through regular reviews with management and, at times, certain employees of AAMC, the Nomination/Governance Committee assists the Board in monitoring the Company’s governance and succession risks, and the Compensation Committee assists the Board in monitoring our compensation policies and related risks.
The Board's role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and our Chairman, the Board and its committees providing oversight in connection with these efforts. Our Investment Committee, which is comprised of our Chairman and our Interim Chief Executive Officer, has responsibility for assessing and managing the Company’s risk exposure with respect to transactional and counterparty risk.

BOARD OF DIRECTORS COMPENSATION
The following table discloses compensation received by each non-management member of our Board who served as a director during fiscal year 2020. Any management members of our Board do not receive compensation for their service as a director.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Ricardo C. Byrd(2)	$90,000	$59,994	$149,994
John A. Engerman(2)	90,000	59,994	149,994
John P. de Jongh Jr.(2)	115,000	59,994	174,994
(1)
Each of Messrs. Byrd, Engerman, and Gov. de Jongh were granted 2,874 restricted shares of common stock of AAMC on October 13, 2020 for service on the Board. The number of shares granted was based on a share price of $20.87, which was the average of the high and low sales prices of our common stock on October 13, 2020, and represents the grant date fair value of such shares under FASB ASC 718. Such grant date fair value does not take into account estimated forfeitures. The amount reported in this column reflects the accounting cost for these restricted shares and does not correspond to the actual economic value that may be received by the directors upon the vesting of the restricted shares, or any sale of the underlying shares of common stock.

(2)	As of December 31, 2020, each of Messrs. Byrd, Engerman, and Gov. de Jongh held 2,874 unvested shares of time-based restricted stock.
On October 13, 2020, Messrs. Byrd and Engram and Governor de Jongh, being the non-management members of the Board serving as of such date, were each awarded 2,874 shares of restricted stock under the Company’s 2020 Equity Incentive Plan for their service to the Board for the period commencing October 13, 2020 to the date of the 2021 Annual Meeting of Stockholders. Upon vesting, each such director will receive 2,874 shares of our common stock. Such number of shares was determined by dividing $60,000 by the average of the high and low prices, or $20.87 per share, of AAMC common stock on October 13, 2020 and represents the grant date fair value calculated in accordance with FASB ASC 718.
Cash Compensation
As set forth above, we provide the following cash compensation to our non-management directors in quarterly installments, paid in arrears for their services for the prior quarter:
•	an annual retainer of $75,000;
•
an additional $20,000 to the Lead Independent Director of the Board, only if the Chairman of the Board is a management director (if the Chairman of the Board is a non-management director, the Chairman shall receive $50,000);

•	an additional $20,000 to the Audit Committee chairperson;
•	an additional $10,000 to all committee chairpersons (other than the Audit Committee chairperson); and
•	an additional $5,000 to all Audit Committee members.
Equity Compensation
The 2020 Equity Incentive Plan was approved at the Annual Meeting of Stockholders on October 12, 2020, which supersedes the 2012 Equity Incentive Plan. The 2020 Equity Incentive Plan is described below in “Equity Compensation Plan Information”. As part of director compensation, our non-management directors have received annually restricted shares of common stock of AAMC with a Fair Market Value of $60,000 pursuant to the 2012 Equity Incentive Plan and 2020 Equity Incentive Plan. “Fair Market Value” is defined as the average of the high and low prices of our common stock as reported on the applicable securities exchange on which AAMC is listed or quoted on the first day of the service year. Equity compensation is granted for the prior year of service after each annual organizational meeting of the Board, which typically follows the Annual Meeting of Stockholders. Shares of our common stock will be awarded if the director attends an aggregate of at least 75% of all meetings of the Board and committees thereof of which the director is a member during the service year. Grants of restricted shares to our directors typically vest on the date of the Annual Meeting of Stockholders following the date of grant.

For directors serving less than a full year, such directors receive a pro rata portion of $60,000 of restricted shares of our common stock based on the high and low sales prices on the first day of his or her service year, multiplied by a fraction, the numerator of which is the number of days served and the denominator of which is 365 days.
Other Compensation
Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.
Any director compensation may be prorated for a director serving less than a full one (1) year term as in the case of a director joining the Board after an Annual Meeting of Stockholders but during the service year.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to each person who currently serves as one of our executive officers. Our executive officers are appointed annually by our Board and generally serve at the discretion of our Board. There are no arrangements or understandings between us and any person for election as our executive officer. None of our directors and/or executive officers is related to any other director and/or executive officer of AAMC or any of its subsidiaries by blood, marriage or adoption.
Name(1)	Age	Position
Thomas McCarthy	66	Interim Chief Executive Officer
Stephen Krallman	56	Chief Financial Officer
Kevin Sullivan	49	General Counsel and Chief Compliance Officer
(1)	All information set forth herein is as of October 4, 2021.
The principal occupation for at least the last five (5) years, as well as certain other biographical information, for each of our executive officers is set forth below.
Thomas McCarthy. Mr. McCarthy has served as our Interim Chief Executive Officer since April 2021. Prior to that time, Mr. McCarthy served as an advisor to various businesses, including a national risk management / private investigation firm and a provider of real estate services to the mortgage industry (acting as part-time CFO for the latter). He brokered real estate and financing transactions as well during the last 5 years. His experience also includes time as a Senior Vice President for National General Lender Services and while at Altisource Portfolio Solutions, Inc. (NASDAQ: ASPS) he ran business development and reported to the CEO. Mr. McCarthy was also a Managing Director at Carlton Advisory Services, Inc., a real estate investment bank, for 8 years where he reported to the Chairman and was Co-Head of their Loan Sale Advisory Practice. During his career, Mr. McCarthy has run a number of successful businesses and profit centers including business units at Ocwen Financial Corporation (where he spent over 11 years and as a Senior Vice President reported to the President). Mr. McCarthy was also employed by PepsiCo Inc. for 4 years, the last two as the Controller of a subsidiary. Mr. McCarthy has an MBA in Finance and Accounting from Columbia University and a BA in Economics from Whitman College.
Stephen Krallman. Mr. Krallman has served as our Chief Financial Officer since June 2021. Mr. Krallman was the Vice President, Corporate Controller, for Diamond Resorts International (“DRI”), an international hospitality and vacation ownership company with over $4.0 billion in assets. Mr. Krallman was responsible for the accounting, reporting, and internal control functions at DRI and supervised a staff of over 50 personnel. Prior to joining DRI in 2015, MR. Krallman had over 20 years of experience in the real estate, financial services, and manufacturing industries where his positions and responsibilities included SEC reporting for initial public offerings, SEC annual and quarterly reporting, business combination and acquisitions, and system integrations. Mr. Krallman hold a Bachelor of Business Administration in Accounting from the University of San Diego.
Kevin Sullivan. Mr. Sullivan has served as our General Counsel and Chief Compliance Officer since September 2021. Prior to joining the Company, Mr. Sullivan served as Vice President and Senior Counsel for Goldman Sachs & Co. LLC (“Goldman Sachs”) and Assistant Secretary of The Goldman Sachs Group Inc., the parent company of Goldman Sachs. During his more than 15 years at Goldman Sachs, Mr. Sullivan was responsible for advising Goldman Sachs in a multitude of areas, including financial reporting, disclosure and internal controls, corporate treasury, securities offerings, investor and media relations and investment banking. Prior to joining Goldman Sachs, Mr. Sullivan was an associate at Skadden, Arps, Slate, Meagher & Flom LLP in New York working in the corporate finance and mergers and acquisitions practice areas. Mr. Sullivan holds a J.D. from the University of Virginia School of Law and a B.A. from Amherst College.

EXECUTIVE COMPENSATION
This section discusses the material components of our executive compensation program for our NEOs. We believe an effective executive compensation program aligns executives’ interests with stockholders by rewarding performance designed to increase stockholder value. We seek to promote individual service longevity and to provide our executives with long-term incentive opportunities that promote consistent, high-level performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies, subject to consideration of the Company’s own financial performance. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.
For 2020, our NEOs and their positions as of December 31, 2020 were as follows:
•	Indroneel Chatterjee, Chief Executive Officer
•	George G. Ellison, Former Chief Executive Officer
•	Robin N. Lowe, Chief Financial Officer
•	Stephen H. Gray, General Counsel and Secretary
The Company experienced a management transition during 2020 and 2021. In connection with the transition contemplated by the Termination and Transition Agreement, dated August 13, 2020 (the “Termination Agreement”) between the Company and Front Yard Residential Corporation (“Front Yard”), Mr. Ellison resigned as Co-Chief Executive Officer of AAMC on December 29, 2020, Mr. Lowe resigned as Chief Financial Officer effective December 31, 2020, and Mr. Gray resigned as General Counsel effective December 31, 2020. Following these departures, Mr. Chatterjee served as the Company’s sole Chief Executive Officer and Christopher Moltke-Hansen became Chief Financial Officer. On April 16, 2021, following an independent inquiry by its counsel, the Board terminated Mr. Chatterjee’s employment for cause and without additional compensation for violations of the Company’s Equal Employment Opportunity, Prevention Against Harassment, and Conduct on the Job Policies. The Board appointed Mr. McCarthy as interim Chief Executive Officer as it conducts a search for a permanent Chief Executive Officer. Mr. Moltke-Hansen resigned as Chief Financial Officer on April 24, 2021, and Mr. Krallman became our Chief Financial Officer in June 2021.
Summary Compensation Table
The following table discloses compensation received by our NEOs for the fiscal years 2019 and 2020*:
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Compensation(2)	All Other Compensation(3)	Total
Indroneel Chatterjee(4) Chief Executive Officer and Chairman	2020	$649,038(5)	$800,000(6)	$786,600(6)	$636,733(6)	—	$184,097(7)	$3,056,457
	2019	—		—		—	—	—
George G. Ellison(8) Former Chief Executive Officer	2020	$482,307(9)		—		$947,500(10)	$229,880(11)	$1,659,687
	2019	$472,692		$1,049,991		—	$1,395,353	$2,918,036
Robin N. Lowe(12) Chief Financial Officer	2020	$482,307(13)		—		$350,000(14)	$58,502(15)	$883,502
	2019	$472,692		$259,596		—	$89,197	$821,485
Stephen H. Gray(16) General Counsel and Secretary	2020	$390,923(17)		—		$315,000(18)	$154,530(19)	$860,453
	2019	$384,077		$149,995		$150,000	$448,286	$1,132,358
*	Certain amounts have been corrected for immaterial errors from our Annual Report.
(1)
Amounts represent the aggregate grant date fair value of restricted shares and option awards granted to our NEOs, calculated in accordance with FASB ASC 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of restricted shares and option awards are set forth in Note 8 to our Consolidated Financial Statements for the year ended December 31, 2020 included in our Annual Report. The amount reported in this column reflects the accounting cost for these awards and does not correspond to the actual economic value that may be received by the directors upon the vesting of the restricted shares, the exercise of the stock options, or any sale of the underlying shares of common stock.

(2)
Consists of the cash annual incentive compensation related to performance in each year and generally awarded in the first quarter of the following year. For example, non-equity incentive compensation earned in 2020 was paid in January 2021. The non-equity incentive compensation for Messrs. Ellison, Lowe, and Gray were paid in the fourth quarter of 2020, and partially reimbursed by Front Yard as detailed more fully in the respective footnotes below.

(3)
Consists of contributions from AAMC to each executive officer for relocation expenses, as applicable; supplemental living expenses; car allowances, as applicable; education allowances, as applicable; travel allowances and medical benefits, as detailed more fully in the respective footnotes below.

(4)
Mr. Chatterjee joined the Company on January 13, 2020 as Co-Chief Executive Officer, and upon resignation of Mr. Ellison on December 29, 2020, became the sole Chief Executive Officer of the Company. Mr. Chatterjee’s employment as Chief Executive Officer was terminated for cause effective April 16, 2021.

(5)	The amount reported for 2020 represents Mr. Chatterjee's base salary of $675,000 from his hire date of January 13, 2020, to December 31, 2020.
(6)
The amount reported for 2020 represents Mr. Chatterjee's $800,000 signing bonus, and equity inducement grants consisting of 60,000 shares of service-based restricted stock with a grant date fair value of $786,600, which was determined based on the average of the high and low sales price of our common stock on the date of the grant, and 60,000 performance-based stock options with a grant date fair value of $636,733 based on probable achievement. Mr. Chatterjee's signing bonus was paid pursuant to his employment agreement and 50% of the signing bonus is subject to repayment in the event that Mr. Chatterjee's employment is terminated by the Company for cause or by Mr. Chatterjee without good reason within two years of the start of his employment with the Company on January 13, 2020. The grant date fair value of Mr. Chatterjee's 60,000 performance-based stock options assuming maximum achievement is $3,408,600.

(7)
The amount reported for 2020 includes: $71,701 for supplemental living expenses relating to Mr. Chatterjee's employment in the U.S. Virgin Islands, $17,488 in medical and life insurance benefits, $10,614 in relocation costs, $35,000 for housing, and $45,862 for reimbursed expenses.

(8)	Mr. Ellison resigned as Chief Executive Officer on December 29, 2020.
(9)
Front Yard reimbursed AAMC for $42,019 of the $482,307 of Mr. Ellison's salary paid in 2020 pursuant to the transition plan associated with the termination of the Amended and Restated Asset Management Agreement (the “Amended AMA”) with Front Yard and Front Yard Residential L.P. (“FYR LP”).

(10)
The amount in 2020 represents a non-equity cash incentive award to Mr. Ellison of $947,500, of which $722,500 was reimbursed by Front Yard pursuant to the transition plan associated with the termination of the Amended AMA with Front Yard.

(11)
The amount reported for 2020 includes $47,986 for supplemental living expenses relating to Mr. Ellison's employment in the U.S. Virgin Islands, $32,584 in medical insurance benefits, $8,550 of 401(k) employer matching contributions, $10,499 in relocation costs and an aggregate dividend of $130,261 on his 100 shares of Series B Preferred Stock in December 2020 related to the 2020 fiscal year. Of the $229,880 of other compensation awarded to Mr. Ellison in 2020, $2,965 was reimbursed by Front Yard pursuant to the transition plan associated with the termination of the Amended AMA with Front Yard.

(12)	Mr. Lowe resigned as Chief Financial Officer effective December 31, 2020.
(13)	Front Yard reimbursed AAMC for $42,060 of the $482,307 of Mr. Lowe's salary paid in 2020 pursuant to the transition plan associated with the termination of the Amended AMA with Front Yard.
(14)
The amount in 2020 represents a non-equity cash incentive award to Mr. Lowe of $350,000, of which $87,500 was reimbursed by Front Yard pursuant to the transition plan associated with the termination of the Amended AMA with Front Yard.

(15)
The amount reported for 2020 includes $53,179 for supplemental living expenses under his relocation package for employment in the Cayman Islands, consisting of $48,000 for supplemental living expenses and $5,179 for Cayman Islands government-required pension benefits, and $5,323 in medical insurance benefits. Of the $58,502 in all other compensation expenses awarded to Mr. Lowe in 2020, $4,000 was reimbursed by Front Yard pursuant to the transition plan associated with the termination of the Amended AMA with Front Yard.

(16)	Mr. Gray resigned as General Counsel effective December 31, 2020.
(17)	Front Yard reimbursed AAMC for $17,766 of the $390,923 of Mr. Gray's salary paid in 2020 pursuant to the transition plan associated with the termination of the Amended AMA with Front Yard.
(18)
The amount in 2020 represents a non-equity cash incentive award to Mr. Gray of $315,000, of which $202,500 was reimbursed by Front Yard pursuant to the transition plan associated with the termination of the Amended AMA with Front Yard.

(19)
The amount reported for 2020 includes $63,849 for supplemental living expenses relating to Mr. Gray's employment in the U.S. Virgin Islands, $46,470 in medical insurance benefits, $14,250 in 401(k) employer matching contributions and an aggregate dividend of $29,962 on his 100 shares of Series C Preferred Stock in December 2020 related to the 2020 fiscal year. Of the $154,530 in all other compensation expenses awarded to Mr. Gray in 2020, $4,998 was reimbursed by Front Yard pursuant to the transition plan associated with the termination of the Amended AMA with Front Yard.

Elements of Compensation
The current compensation package for our NEOs consists of base salary and annual cash incentive compensation. This compensation structure was developed in order to provide each NEO with a competitive salary while emphasizing a cash incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. The Compensation Committee also may, from time to time, grant equity compensation awards to the NEOs in order to further align their interests with AAMC’s stockholders. We believe that the following elements of compensation are appropriate in light of our strategic initiatives, industry, current challenges and environment.

Base Salary. Base salaries for our NEOs are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions.
Base salaries of the NEOs are expected to be reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, the individual performance of the executive officer and our corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations will be based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. The Compensation Committee will set the base salary for the Chief Executive Officer and approve the base salaries for all other NEOs.
Annual Cash Incentive Compensation. Pursuant to our annual incentive philosophy, our executives can earn cash awards as determined by the Compensation Committee. Our philosophy provides the Compensation Committee and our management with the authority to establish incentive award guidelines, which are further discussed below.
Equity Awards. The Company adopted 2020 Equity Incentive Plan, which superseded the 2012 Equity Incentive Plan (together with the 2012 Equity Incentive Plan, the “Equity Incentive Plans”) to afford an incentive to officers, non-employee directors, employees, advisors and consultants of the Company and its affiliates to continue as officers, non-employee directors, employees, advisors or consultants, to increase their efforts on behalf of AAMC and to promote the success of AAMC’s business. From time to time, the Compensation Committee, as administrator, grants awards to our NEOs in addition to their annual cash incentive compensation.
Preferred Stock Plan. Following stockholder approval at the 2016 Annual Meeting of Stockholders, we implemented AAMC’s 2016 Employee Preferred Stock Plan (the “Preferred Stock Plan”). The Preferred Stock Plan authorizes the grant of restricted non-voting Preferred Stock to AAMC’s U.S. Virgin Islands employees. The Preferred Stock Plan was created to induce certain employees to relocate and work in the U.S. Virgin Islands, remain in the employ of AAMC and provide additional incentive to promote the success of AAMC. On January 5, 2017, our Board of Directors authorized the acquisition of 100 shares of Series B Preferred Stock by Mr. Ellison and 100 shares of Series C Preferred Stock by Mr. Gray. In February 2018 and 2019, AAMC declared and paid dividends on the Preferred Stock held by Messrs. Ellison and Gray as well as other U.S. Virgin Islands employees of AAMC related to the 2017 and 2018 fiscal years, respectively. In addition, in December 2019, AAMC declared and paid dividends on the Preferred Stock held by Messrs. Ellison and Gray as well as other U.S. Virgin Islands employees of AAMC related to the 2019 fiscal year. On August 17, 2020, our Board of Directors authorized the acquisition of 100 shares of Series L Preferred Stock by Mr. Chatterjee. AAMC declared and paid dividends on the Preferred Stock held by Messrs. Ellison and Gray as well as other U.S. Virgin Islands employees of AAMC related to the 2020 fiscal year. Details regarding the dividends paid to Messrs. Ellison and Gray in each year are set forth in the footnotes to their “Other Compensation” column of the “Summary Compensation Table” below. Mr. Lowe did not participate in the Preferred Stock Plan.
Employee Relocation Program. In order to enable us to recruit top talent and incentivize key personnel to relocate, we offer a relocation package to individuals who are relocating to the U.S. Virgin Islands, and prior to 2021, the Cayman Islands, to work (the “Employee Relocation Program”). The Employee Relocation Program includes relocation benefits such as moving expenses, home sale support, a housing allowance, payment of applicable children’s school tuition fees and payment of “home leave” travel for return trips to the continental United States, in each case subject to certain limits and exceptions. Upon a participant’s departure after at least one year of service or termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. We believe that our Employee Relocation Program is necessary to attract and retain talent that is critical to our success.
Stock Ownership Policies
Although we do not have stock ownership requirements, our philosophy is that equity ownership by our directors and executives is important to attract, motivate, retain and to align their interests with the interests of our stockholders. The Compensation Committee believes that our various equity incentive plans are adequate to achieve this philosophy. We also maintain an insider trading policy detailing our trading window period for directors, executive officers and other employees.

Other Compensation
The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including executive officers, that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.
Employment Agreements
Under his Amended and Restated Employment Agreement, Mr. Chatterjee was entitled to receive an initial annual base salary of $675,000, subject to annual adjustment by the Compensation Committee, with reduction in salary below such amount only permitted if part of an across-the-board reduction not to exceed 10% of the salaries of all executive officers at the “chief” level. Mr. Chatterjee was eligible to earn annual cash bonuses beginning with the fiscal year ending December 31, 2020. His target bonus was $1,600,000. His bonus was subject to the achievement of performance targets established by the Compensation Committee. He also received a cash signing bonus of $800,000, subject to an obligation to repay 100% of such signing bonus if terminated by the Company for Cause (as defined in the Amended and Restated Employment Agreement) or without Good Reason (as defined in the Amended and Restated Employment Agreement) within the first year following January 13, 2020 or 50% of such signing bonus if terminated by the Company for Cause or without Good Reason during the second year following January 13, 2020. Mr. Chatterjee also received an initial equity award, which award was made outside of the Company’s 2012 Equity Incentive Plan (the “Plan”) but was otherwise subject to the terms and conditions of the Plan. Such initial equity award was an “inducement award” for purposes of the NYSE American’s exemption from shareholder approval requirements for inducement awards. The equity award consisted of performance-based options to purchase 60,000 shares of common stock and 60,000 service-based restricted shares. The options were subject to vesting following the achievement of certain trading price targets and further time-based vesting criteria thereafter. The restricted shares were to vest annually over a three-year period following the date of grant. He was eligible to participate in the Company’s health, life insurance, disability, retirement and other welfare plans on the same terms available to other senior executives. Upon termination of employment, Mr. Chatterjee was eligible to receive accrued salary and benefits payable through the date of termination. He was subject to customary confidentiality and non-disparagement obligations, as well as a twelve-month obligation not to solicit clients, customers or employees. In addition, if his employment was terminated by the Company for Cause or by Mr. Chatterjee without Good Reason, he was subject to a twelve-month non-competition obligation. If his employment was terminated by the Company without Cause or by Mr. Chatterjee for Good Reason, Mr. Chatterjee was entitled to receive severance equal to the sum of his annual base salary and annual target bonus, payable in twelve month installments, and accelerated vesting of his equity awards (except as prohibited by the Plan), in each case, subject to his execution of a customary release, providing, among other things, confirmation of his confidentiality, non-disparagement and non-solicitation obligations.
Each of our NEOs during the 2020 calendar year had executed an Employee Intellectual Property and Confidentiality Agreement at the time they joined AAMC that contains covenants to maintain our confidential information and that all developments by such executive shall be our property.
Potential Payments upon Termination or Change in Control
Below is a description of the termination benefits payable to the NEOs, except Mr. Chatterjee, whose benefits are described above under “Employment Agreements”.
Under our employment arrangements with each of Messrs. Ellison, Lowe and Gray, in the event that his employment was terminated by us without “cause,” he was entitled to receive severance benefits of up to six months’ base salary. In these instances, we would have also been required to pay standard relocation costs to relocate the executive to his previous domicile prior to being relocated to the U.S. Virgin Islands or the Cayman Islands, as applicable. If any of our executives’ employment was terminated for cause, his employment may have been terminated without notice and with no liability to make any further payment to him, other than amounts accrued and unpaid as of the date of his termination.
Under the terms of their outstanding restricted stock award agreements, each of Messrs. Ellison, Lowe and Gray have vested, and Mr. Ellison has received vesting of common stock with a value of $748,216, Mr. Lowe has received vesting of common stock with a value of $183,617 and Mr. Gray has received vesting of common stock with a value of $106,770, based on AAMC’s closing stock price of $23.58 per share on December 31, 2020.

The Compensation Committee may in its discretion revise, amend or add to the benefits of each executive officer. None of our executive officers currently has an arrangement in which they would be entitled to a payment on a change of control of AAMC, other than payments for termination described above to the extent the surviving party in a change of control transaction assumes the employment arrangements described above. Messrs. Ellison, Lowe and Gray also had change in control agreements with Front Yard that provide for the payment of certain change in control compensation by Front Yard to such NEOs if, within two years of a “Change of Control” of Front Yard (as defined therein), the executive was terminated without “Cause” (as defined therein) or terminates his employment with us for “Good Reason” (as defined therein). Pursuant to such change in control agreements with Front Yard, the obligation to pay the change in control amount is the obligation of Front Yard, not AAMC. Such payments would be reduced to the extent of AAMC severance payment amounts described above.
2020 Compensation Determinations
Under AAMC’s annual cash incentive compensation plan, our NEOs can earn cash incentive compensation awards as determined by the Compensation Committee. The Compensation Committee and management have the authority to establish incentive compensation award guidelines. Each NEO has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. In 2020, 28-46% of total annual cash target compensation was payable to our NEOs only upon achievement of certain Company and individual performance levels. The appropriate targeted percentage varies based upon the nature and scope of each NEO’s responsibilities.
Our annual incentive-based cash compensation is structured to motivate executives to achieve key performance objectives by rewarding the executives for such achievement. We seek to accomplish this by utilizing a balanced methodology that incorporates multiple financial and non-financial performance objectives developed through our annual strategic planning process. The Compensation Committee also determined that there were certain goals for the Front Yard business being managed by the executive officers given that the achievement of Front Yard's goals would enable Front Yard to meet performance targets that could translate into higher asset management revenues for AAMC.
For 2020, corporate goals for both Front Yard and AAMC were developed by our Compensation Committee and included targets pertaining to (a) a renegotiation of the asset management agreement between AAMC and Front Yard in order to provide better termination fee protection to AAMC, prevent the asset management fees from continuing to decrease under the asset management agreement and provide a simpler market approach in the asset management agreement for AAMC to increase the fees payable to AAMC while enabling Front Yard to achieve general and administrative expense load more in line with industry standards, (b) further optimizing Front Yard’s debt facilities to cap and/or fix interest rate exposure, (c) completing the internalization of Front Yard's property management of its approximately 8,000 remaining externally managed rental properties on an accelerated basis to ensure Front Yard’s entire portfolio is internally managed, (d) improving and/or rationalizing the rental property operating metrics of Front Yard, (e) when permitted, adding additional revenue streams to AAMC that do not adversely affect the services provided to Front Yard under the asset management agreement, and (f) developing options to address the Series A Preferred Stock of AAMC.
This incentive compensation structure is intended to align the goals of our incentive eligible employees with the overall success of AAMC and Front Yard, as AAMC’s primary client, and ultimately with the interests of our stockholders.
The Company’s Compensation Committee reviewed the recommendation of the Chief Executive Officer with respect to the annual incentive compensation of Messrs. Lowe and Gray and could determine to amend such annual incentive compensation based on such factors as it determines are appropriate, including market information and individual performance. In coming to his recommendation to the Compensation Committee regarding the annual incentive compensation for Messrs. Lowe and Gray, the Chief Executive Officer has historically considered those elements of the AAMC executive scorecard that are attributable to Front Yard's and AAMC's performance. In light of AAMC's focus throughout 2020 on Front Yard's strategic alternatives review process, the integration of all external property management onto Front Yard's internal property management platform and the renegotiation and amendment of the asset management agreement between Front Yard and AAMC, AAMC did not approve separate executive scorecard metrics attributable to Front Yard's and AAMC's performance for 2020. The Front Yard strategic alternative review process resulted in the proposed acquisition of

Front Yard by affiliates of Amherst Residential, LLC (“Amherst”) pursuant to an Agreement and Plan of Merger, dated as of February 17, 2020. The integration of Front Yard's property management onto the internal platform was successfully completed well ahead of schedule, and the renegotiation of the asset management agreement resulted in a new amended and restated asset management agreement in May 2019 (the “Amended AMA”) that addressed the goals of both Front Yard and AAMC.
In light of the Compensation Committee's review of these important successful initiatives, balanced against the operating challenges faced by Front Yard following the transfer of more than 12,000 properties onto Front Yard's internal property management platform, the Compensation Committee approved the following cash incentive compensation awards to our NEOs: an annual cash bonus of $947,500 to Mr. Ellison, or 66.7% of his aggregate target cash bonus opportunity; an annual cash bonus of $350,000 to Mr. Lowe, or 87.5% of his aggregate target cash bonus opportunity; and an annual cash bonus of $315,000 to Mr. Gray, or 71.4% of his aggregate bonus opportunity. The Compensation Committee determined to award these bonuses, which were in line with the cash bonuses paid to the executives for 2019 in order to continue to incentivize them, considering the determination that the compensation to the executives continued to be lower than the median compensation to executives in similar companies, while ensuring that our NEOs' year-end incentive compensation payable by AAMC did not increase from the past three years, due to the continued challenging financial performance of AAMC. The 2019 year-end bonuses for each of Mr. Ellison and Mr. Lowe were not paid in light of the Front Yard merger transaction not being consummated, and Mr. Gray’s 2019 year-end bonus was paid in August 2020. Please see the Summary Compensation Table under “Executive Compensation” for the actual amounts awarded to our NEOs for 2019 performance.
The base salary paid and the annual cash incentive compensation approved for our NEOs totaled $3,596,538 in the aggregate for 2020, or approximately 26.2% of the management fees of $13,712,696 paid by Front Yard to AAMC. Of such $3,596,538 for our NEOs, 55.2% or $1,984,038 was paid as base salary and 44.8% or $1,612,500 was approved in the form of annual cash incentive compensation. $101,845 of the base salary and $1,012,500 of the annual cash incentive compensation were reimbursed by Front Yard pursuant to the transition plan associated with the termination of the Amended AMA with Front Yard.
Equity Compensation Plan Information
The following table sets forth information as December 31, 2020 with respect to compensation plans under which our equity securities are authorized for issuance (other than the 2016 Employee Preferred Stock Plan).
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders:
2012 Equity Incentive Plan	118,982	$4.01	2,442
2012 Special Equity Incentive Plan	—	$—	—
2020 Equity Incentive Plan	—	$—	166,378

Equity Compensation Plans Not Approved by Security Holders:
Indroneel Chatterjee(1)	60,000	$13.11	60,000
Total	187,013	$2.77	228,820
(1)
As approved in connection with his appointment as our Co-Chief Executive Officer on January 13, 2020, Mr. Chatterjee was granted inducement equity awards that were made outside of our 2012 Equity Incentive Plan but were otherwise subject to the terms and conditions of the 2012 Equity Incentive Plan. Such initial equity award qualified as “inducement awards” for purposes of the NYSE American's exemption from stockholder approval requirements for inducement awards. The equity awards consisted of options to purchase 60,000 shares of common stock and 60,000 restricted shares. The options were subject to vesting following the achievement of certain trading price targets and further time-based vesting criteria thereafter. The restricted shares would have vested annually over a three-year period following the grant date of January 30, 2020.

The Equity Incentive Plans allow for grants to be made in a number of different forms, including but not limited to options, restricted stock, restricted stock units and stock appreciation rights. We granted options to purchase our common stock to the option holders of Altisource Portfolio Solutions S.A. (“ASPS”) under the 2012 Equity Plan and the 2012 Special Equity Incentive Plan in connection with the separation from ASPS. Other than the grant of these options, we have granted restricted shares of common stock under the 2020 Equity Incentive Plan, 2012 Equity Incentive Plan, and 2012 Special Equity Incentive Plan subject to the vesting requirements described in “Executive Compensation.” We do not expect to grant any additional options or restricted shares under the 2012 Special Equity Incentive Plan, which was limited to the grants on or prior to our separation from ASPS; all grants made after our separation from ASPS were made out of our 2012 Equity Incentive Plan. We have also issued shares of common stock to our non-management directors in connection with their service on our Board as described above in “Director Compensation.”
2016 Employee Preferred Stock Plan
On May 26, 2016, the 2016 Employee Preferred Stock Plan (the “Employee Preferred Stock Plan”) was approved by our stockholders. Pursuant to the Employee Preferred Stock Plan, the Company may grant one or more series of non-voting preferred stock, par value $0.01 per share, in the Company to induce certain employees to become employed and remain employees of the Company in the USVI, and any of its future USVI subsidiaries, to encourage ownership of shares in the Company by such USVI employees and to provide additional incentives for such employees to promote the success of the Company’s business.
Pursuant to our stockholder approval of the Employee Preferred Stock Plan, on December 29, 2016, the Company authorized 14 additional series of preferred stock of the Company, consisting of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock, and each series shall consist of up to an aggregate of 1,000 shares.
We have issued shares of preferred stock under the Employee Preferred Stock Plan to certain of our USVI employees. These shares of preferred stock are mandatorily redeemable by us in the event of the holder's termination of service with the Company for any reason. At December 31, 2020 and 2019, we had 1,100 and 1,000 shares outstanding, respectively.
Outstanding Equity Awards at 2020 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2020:
	OPTION AWARDS			STOCK AWARDS
(a)	(d)	(e)	(f)	(g)	(h)
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Indroneel Chatterjee	60,000(2)	$13.11	1/30/2030	60,000(3)	$1,414,800
George G. Ellison	—	—	—	33,571(4)	$791,604
Robin N. Lowe	—	—	—	7,787(4)	$183,617
Stephen H. Gray	—	—	—	4,528(4)	$106,770
(1)
Represents the fair market value of the restricted shares as of December 31, 2020, based on the closing price of AAMC’s common stock, as quoted on NYSE American, of $23.58 per share on December 31, 2020.

(2)
All of these options were forfeited by Mr. Chatterjee upon his termination for cause. Mr. Chatterjee's inducement performance-based options would have been earned based on the achievement of two stock price hurdles. The first tranche of 40,000 performance options was subject to a hurdle stock price of $52.44, which was four times the $13.11 exercise price (the “First Performance Goal”). Once the First Performance Goal had been attained, 13,333 options would have vested and become exercisable immediately, while an additional 26,667 options would have been subject to a time-based service requirement, vesting in equal installments on the first and second anniversary following attainment of the First Performance Goal. The second tranche of 20,000 performance options was subject to a hurdle stock price of $104.88, which was eight times the $13.11 exercise price (the “Second Performance Goal”). Once achieved, 6,666 options vested and became exercisable immediately, while an additional 13,334 options would have been subject to a time-based service requirement vesting in equal installments on the first and second anniversary following the attainment of the Second Performance Goal. All of the aforementioned vesting requirements of the inducement performance options were subject to an expiration period ending ten years following the January 30, 2020 grant date.
(3)
All of these shares, other than those which vested in the first installment on January 30, 2021, were forfeited by Mr. Chatterjee upon his termination for cause. Mr. Chatterjee's inducement restricted stock awards were subject to service-based vesting requirements and would have vested ratably on each of January 30, 2021, 2022, and 2023.

(4)	With respect to the unvested time-based restricted stock for Messrs. Ellison, Lowe, and Gray, 33,571, 7,787, and 4,528 shares vested on or before February 16, 2021, respectively.

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2021. The Audit Committee has further directed that such appointment be submitted for ratification by our stockholders at the Annual Meeting.
Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from our stockholders. To ratify the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2021, the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

Report of the Audit Committee
The Audit Committee of the Board of Directors has:
•	Reviewed and discussed with management AAMC’s audited financial statements as of and for the year ended December 31, 2020;
•	Discussed with Ernst & Young LLP, AAMC’s independent registered public accounting firm, the matters required to be discussed under PCAOB standards; and
•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2020 Annual Report.
Audit Committee:
October 6, 2021	John P. de Jongh, Jr., Chair
Ricardo C. Byrd, Director
John A. Engerman, Director

Ernst & Young LLP Fees
The following table shows the aggregate fees billed to AAMC for professional services by Ernst & Young LLP with respect to our fiscal year ended December 31, 2020 and 2019:
Category	2020	2019
Audit Fees	$468,950	$450,666
Audit-Related Fees	—	—
Tax Fees	17,546	46,957
All Other Fees	—	—
Total	$486,496	$497,623
Audit Fees. This category includes the aggregate fees and expenses billed for professional services rendered for the audits of AAMC’s consolidated financial statements for the fiscal years ended December 31, 2020 and 2019, for reviews of the financial statements included in AAMC’s quarterly reports on Form 10-Q during those fiscal years and for services that are normally provided by the independent registered public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.
Audit-Related Fees. This category includes the aggregate fees billed for audit-related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees.”
Tax Fees. This category would include the aggregate fees billed for professional services rendered by the independent registered public accounting firm for tax compliance and tax planning.
All Other Fees. This category would include the aggregate fees billed for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” We did not incur any such other fees for the years ended December 31, 2020 and 2019.
Audit Committee Pre-Approval Policy
The Audit Committee is required to pre-approve the audit and (unless the de minimis exception of applicable law permits) non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered certified public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. For the fiscal year ended December 31, 2020 and 2019, all fees associated with the independent registered public accounting firm’s services were pre-approved by the Audit Committee.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
“SAY-ON-PAY”
(Proposal Three)
As required by Section 14A of the Exchange Act and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our NEOs as disclosed in accordance with SEC rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our NEOs as disclosed in this Proxy Statement includes the disclosure under “Executive Compensation,” and other narrative and tabular executive compensation disclosure in this Proxy Statement, as required by SEC rules.
Please read the “Executive Compensation” for additional details about our executive compensation programs, including information about the fiscal year 2020 compensation of our NEOs.
Accordingly, the following advisory and non-binding resolution will be presented to our stockholders at the 2021 Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Executive Compensation, the Summary Compensation Table and the other related tables and disclosures, and any related material disclosed in this Proxy Statement.”
Although this approval is advisory and non-binding, our Board and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our NEOs.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL,
ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Common Stock
The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 4, 2021 by:
•	each director, NEO and current executive officer of the Company;
•	all directors and current executive officers of the Company as a group; and
•	all persons known by the Company to own beneficially 5% or more of the outstanding common stock.
The table is based upon information supplied to us by directors, executive officers and principal stockholders and filings under the Exchange Act and is based on an aggregate of 2,055,561 shares issued and outstanding as of October 4, 2021, which does not include 1,360,980 shares held by us in treasury. Unless otherwise indicated, the address of our directors and executive officers is: Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.
Shares Beneficially Owned as of October 4, 2021
	Amount	Percent
Name of Beneficial Owner:
William C. Erbey(1)	805,749	39.2%
Putnam Investments, LLC(2)	337,785	16.4%
Snow Park Capital Partners, LP(3)	71,643	3.5%
	Amount	Percent
Directors and Officers:
Indroneel Chatterjee(4)	58,027	2.8%
George G. Ellison(5)	85,577	4.2%
Robin N. Lowe(6)	33,300	1.6%
Stephen H. Gray(7)	10,128	*
Chris Moltke-Hansen(8)	4,774	*
P. Graham Singer(9)	5,303	*
Ricardo C. Byrd(10)	9,437	*
John A. Engerman(10)	7,105	*
John P. de Jongh, Jr.(10)	7,277	*
Thomas K. McCarthy	0	*
Stephen Krallman(11)	5,000	*
Kevin Sullivan(12)	3,000	*
All directors and current Executive Officers as a Group (6 persons)(13)	31,819	1.5%
*	Less than 1%
(1)
Based on information contained in a Schedule 13D/A filed by Mr. Erbey on May 19, 2021. Includes: (a) 26,293 shares of common stock held by the Carisma Trust, a Nevada trust, the trustee of which is Venia, LLC, a Nevada limited liability company (“Venia”) and (b) 696,029 shares of common stock held by Salt Pond Holdings, LLC, a U.S. Virgin Islands limited liability company (“Salt Pond”) of which the Christiansted Trust, a U.S. Virgin Islands trust (the “C-Trust”) and Erbey Holding Corporation, Inc., a Delaware corporation (“Erbey Holding”) are members. Erbey Holding is wholly owned by the Carisma Trust, the trustee of which is Venia (together with Mr. Erbey, Erbey Holding, Salt Pond, the C-Trust and the Carisma Trust, the “Reporting Persons”). The members of Venia are John Erbey (Mr. Erbey’s brother) and Andrew Burnett, although Mr. Erbey is given sole investment and voting control over any securities owned by Venia or the Carisma Trust. Mr. Erbey, John Erbey and Salt Pond are co-trustees of the C-Trust. Mr. Erbey, Erbey Holding, the C-Trust, the Carisma Trust and Venia each may be deemed to beneficially own the 696,029 shares of common stock held by Salt Pond.

(2)
Based on information contained in a Schedule 13G/A jointly filed with the SEC on March 10, 2021 by Putnam Investments, LLC, Putnam Investment Management, LLC, the Putnam Advisory Company, LLC and Putnam Focused Equity Fund (collectively, “Putnam”). Includes zero shares as to which sole voting power is claimed, 337,785 shares as to which sole dispositive power is claimed and zero shares as to which shared voting power and shared dispositive power is claimed. Putnam’s address is 100 Federal Street, Boston, Massachusetts 02110.

(3)
Based on information contained in a Schedule 13G/A jointly filed with the SEC on February 9, 2021 by Snow Park Capital Partners, LP, Snow Park Capital Management, LLC, Snow Park Capital Partners GP, LLC and Jeffrey Pierce (collectively, “Snow Park”). Includes 71,643 shares as to which shared voting power and shared dispositive power is claimed and zero shares as to which sole voting and dispositive power is claimed. Snow Park’s address is 1345 Avenue of the Americas, Office 33-023, New York, NY 10105.

(4)
Does not include the 40,000 unvested restricted shares of common stock, which were forfeited upon Mr. Chatterjee’s termination for cause. Mr. Chatterjee also owns 100 shares of Series L Preferred Stock, which are excluded from the table above because such shares are not transferable and have no voting power.

(5)	Based on information contained in a Form 4 filed by Mr. Ellison on October 14, 2020.
(6)	Based on information contained in a Form 4 filed by Mr. Lowe on February 21, 2020.
(7)	Based on information contained in a Form 4 filed by Mr. Gray on February 21, 2020.
(8)
Based on information contained in a Form 4 filed by Mr. Moltke-Hansen on February 26, 2021. Does not include 5,000 unvested restricted shares of common stock, which were forfeited upon Mr. Moltke-Hansen’s resignation.

(9)
Based on information contained in a Form 4 filed by Mr. Singer on February 26, 2021. Does not include 5,000 unvested restricted shares of common stock, which were forfeited upon Mr. Singer’s resignation.

(10)
Includes 2,874 shares issuable to each of Messrs. Byrd and Engerman and Governor de Jongh for service on our Board for the 2020 to 2021 service year that vested pursuant to the AAMC 2012 Equity Incentive Plan.

(11)
Pursuant to Mr. Krallman’s employment contract, on June 28, 2021, Mr. Krallman received an initial equity award consisting of 5,000 restricted shares. The restricted shares are to vest annually over a three-year period following the date of grant.

(12)
Pursuant to Mr. Sullivan’s employment contract, on September 20, 2021, Mr. Sullivan received an initial equity award consisting of 3,000 restricted shares. The restricted shares are to vest annually over a three-year period following the date of grant.

(13)	Includes Messrs. Byrd, Engerman, Governor de Jongh, McCarthy, Krallman and Sullivan.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon the Company’s review of Section 16(a) reports and related written representations, the Company believes that all filing requirements applicable to its executive officers, directors and greater than 10% shareholders pursuant to Section 16(a) of the Exchange Act were complied with during the year ended December 31, 2020.
However, as reported in the amendment to our 2020 Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2021, the Company notes that Chris Moltke-Hansen and P. Graham Singer submitted their initial Form 3 filings one day late on January 12, 2021 due to challenges attributable to the COVID-19 pandemic; and Indroneel Chatterjee submitted a Form 4 filing reporting one tax withholding transaction ten days late on February 16, 2021. In addition, subsequent to our filing of the amendment to our 2020 Annual Report on Form 10-K/A, each of Thomas K. McCarthy and Stephen R. Krallman submitted their initial Form 3 filings late.

BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
The Board has adopted policies and procedures for the review, approval and monitoring of transactions involving AAMC and related persons (directors, nominees for election as director and NEOs or their immediate family members or stockholders owning 5% or greater of the Company’s outstanding stock or their immediate family members) within our written Code of Business Conduct and Ethics, which is available at www.altisourceamc.com. The policies and procedures are not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules as the policies and procedures broadly cover any situation in which a conflict of interest may arise.
Any situation that potentially involves a conflict of interest is to be immediately disclosed to the Company’s General Counsel who, in consultation with management and the Audit Committee chair and with outside counsel, as appropriate, must assess the nature and extent of any concern and then recommend any follow up action, as needed. The General Counsel will notify the Chair of the Audit Committee if any such situation requires notice to or approval of the Audit Committee of the Board of Directors.
Related persons are required to obtain the approval of the Audit Committee of the Board for any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including, but not limited to, (i) whether the transaction is in the best interests of AAMC; (ii) alternatives to the related-person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to AAMC.
Relationship with Front Yard
Asset Management Agreement with Front Yard
On March 31, 2015, we entered into an asset management agreement (the “Former AMA”), under which we were the exclusive asset manager for Front Yard for an initial term of 15 years from April 1, 2015, with two potential five-year extensions. The Former AMA provided for a fee structure in which AAMC was entitled to a base management fee, an incentive management fee and a conversion fee for mortgage loans and REO properties that become rental properties for the first time during each quarter.
On May 7, 2019, we entered into an amended and restated asset management agreement (the “Amended AMA”), under which we were Front Yard’s exclusive asset manager for an initial term of five years. The Amended AMA was eligible to renew automatically each year thereafter for an additional one-year term, subject in each case to certain termination provisions. The Amended AMA provided for a fee structure in which AAMC was entitled to a base management fee and a potential incentive fee.
On August 13, 2020, the Company entered into a Termination Agreement with Front Yard and Front Yard Residential L.P. (“FYR LP”) to terminate the Amended AMA and to provide for a transition plan to facilitate the internalization of Front Yard’s asset management function (the “Transition Plan”). Pursuant to the terms of the Termination Agreement, effective December 31, 2020, the date that the parties mutually agreed that the Transition Plan had been satisfactorily completed (the “Termination Date”), the Amended AMA was terminated in its entirety. See “Termination and Transition Agreement with Front Yard” below for more information on the termination of the Amended AMA and the Transition Plan.
For additional information regarding our asset management agreements with Front Yard, refer to Note 6, “Related-Party Transactions” of the consolidated financial statements included within the Company's 2020 Annual Report filed with the SEC on March 3, 2021.
Aggregate Management Fees and Expense Reimbursements Paid to AAMC by Front Yard in 2020
In 2020, the aggregate fees paid to AAMC under the asset management agreements by Front Yard were $13,712,696 in management fees and $2,866,933 in expense reimbursements, and $46,000,000 in termination fees.

No Incentive Management Fee under the Former AMA was payable to us during 2020 because Front Yard's return on invested capital (as defined in the Former AMA) for the previous seven quarters was below the required hurdle rate.
No incentive fees were paid by Front Yard to AAMC under the Amended AMA.
Termination and Transition Agreement with Front Yard
On August 13, 2020, the Company entered into a Termination Agreement with Front Yard and FYR LP to terminate the Amended AMA and to provide for a Transition Plan.
Pursuant to the terms of the Termination Agreement, effective on the Termination Date, the Amended AMA was terminated in its entirety.
In connection with the Termination Agreement, the Company was paid by Front Yard an aggregate termination fee (the “Termination Fee”) of $46,000,000, with payments consisting of $15,000,000 in cash paid within two business days after the execution of the Termination Agreement, $15,000,000 in cash paid on the Termination Date and $16,000,000 in Front Yard common stock (“FY Common Stock”), paid on the Termination Date. During the transition period, the Company continued to be paid the base management fee provided for in the AMA (equal to $3,584,000 per quarter as contemplated by the Amended AMA) and a pro rata portion of the base management fee for the partial calendar quarter ending December 31, 2020, the date Front Yard determined that the transition had been satisfactorily completed.
In addition, in connection with the termination, the Company transferred to Front Yard, the equity interests of the Company’s Indian subsidiary, the equity interests of the Company’s Cayman Islands subsidiary, the right to solicit and hire designated employees of the Company that then oversaw the management of Front Yard’s business and other assets of the Company that were used in connection with the operation of Front Yard’s business (the “Transferred Assets”). The aggregate purchase price (the “Purchase Price”) for the Transferred Assets was $8,200,000, with payments consisting of $3,200,000 in cash paid within two business days after the execution of the Termination Agreement and $5,000,000 in FY Common Stock, paid on the Termination Date. The Company was provided and executed the right to retain certain employees that did not oversee the management of Front Yard’s business and the right to solicit and retain certain other designated employees of the Company.
For the portion of the Termination Fee or Purchase Price that was paid in FY Common Stock, the value of each share of Common Stock was the volume-weighted average share price, as determined by reference to a Bloomberg terminal, of FY Common Stock for the five business days immediately preceding the date on which such portion was paid, which was $16.17 per share. In addition, for the portion of the Termination Fee or Purchase Price that was paid in Common Stock, the Company agreed to vote any such shares of FY Common Stock in accordance with recommendations of Front Yard’s board of directors for a period of one year following the Termination Date.
The foregoing description of the Termination Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Termination Agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 18, 2020, and is incorporated herein by reference.
Equity Plans
Options Granted in Separation from ASPS
In connection with our separation from ASPS in December 2012, we adopted the 2012 Equity Plan. In the separation transaction, we issued options to purchase 242,771 shares of our common stock with a weighted average exercise price of $1.52 per share at December 31, 2012 under the 2012 Equity Plan to ASPS employees holding ASPS stock options immediately prior to the separation, representing the same exchange ratio as the separation transaction of one share for every ten shares represented by the ASPS options. These options expire on the same dates as they expired under the ASPS plans. Because the options were granted as part of the separation to holders of ASPS stock options, no share-based compensation related to these options is included in our consolidated financial statements appearing in our 2020 Annual Report. None of these options have ever been held by, or were exercised by, any of our NEOs. No additional shares of common stock are issuable under the 2012 Equity Plan other than shares of restricted stock issuable to our directors and employees.

STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in next year’s proxy statement and for consideration at the next annual meeting of stockholders (“2022 Annual Meeting”). Any proposal that a stockholder desires to have included in our proxy materials in connection with the 2022 Annual Meeting must meet the requirements of Rule 14a-8 under the Exchange Act and must be submitted in writing no later than June 8, 2022 (120 days prior to the anniversary of this year’s mailing date), to our Corporate Secretary at 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. In accordance with Rule 14a-8, this deadline could change if the 2022 Annual Meeting date is held sooner or later.
We did not receive notice of any stockholder proposals relating to the Annual Meeting. If any other matters properly come before the 2021 Annual Meeting of Stockholders, the persons designated as proxies intend to vote in accordance with their discretion on such matters.
ANNUAL REPORTS
A copy of our 2020 Annual Report was made available to stockholders on March 3, 2021. The 2020 Annual Report can be found on our website www.altisourceamc.com under “Shareholders – Financial Information.”
We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of our 2020 Annual Report, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

OTHER MATTERS
Proxies may be solicited on behalf of the Board by mail or electronic means. Additionally, we may hire a proxy solicitor to help reach the quorum requirement. If we do so, we will pay a reasonable fee in relation to these services.
Copies of the 2020 Annual Report and this Proxy Statement will be made available to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation.
The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) “FOR” each of the three (3) nominees for director; (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2021 and (3) FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs. Should any matter not described above be properly presented at the meeting, each proxy received will be voted in accordance with the discretion of the persons appointed as proxies.
If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and our 2020 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one (1) or more of the stockholders. Stockholders at an address to which a single copy of this Proxy Statement and our 2020 Annual Report was sent may request a separate copy by contacting Investor Relations at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820, or by calling our Corporate Secretary at (704) 275-9113. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.
The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote on those matters in accordance with their best judgment.
It is important that proxies be returned promptly. Stockholders are urged to vote via the Internet or by telephone by following the instructions in the proxy card or to complete and mail the proxy card in the accompanying pre-paid envelope.

SCAN TO
VIEW MATERIALS & VOTE

ALTISOURCE ASSET MANAGEMENT CORPORATION
5100 TAMARIND REEF
CHRISTIANSTED, VI 00820

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on November 1, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AAMC2021AM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 1, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D61568-Z81194

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALTISOURCE ASSET MANAGEMENT CORPORATION

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Against**	**Abstain**
1a. Ricardo C. Byrd	☐	☐	☐
1b. John A. Engerman	☐	☐	☐
1c. John P. de Jongh, Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Form 10-K/A are available at www.proxyvote.com.

D61569-Z81194

ALTISOURCE ASSET MANAGEMENT CORPORATION
Annual Meeting of Stockholders
November 2, 2021 8:30 AM AST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas K. McCarthy and Kevin F. Sullivan, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALTISOURCE ASSET MANAGEMENT CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Atlantic Standard Time on November 2, 2021 virtually at www.virtualshareholdermeeting.com/AAMC2021AM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side